UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 17, 2003
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer I.D. No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000

Item 5. Other Events and Regulation FD Disclosure.

The following press release was issued by Caterpillar on July 17, 2003. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

FOR IMMEDIATE RELEASE

July 17, 2003

Caterpillar Inc. redeems debentures

Caterpillar Inc. (NSYE: CAT) announced today it will redeem all its $250,000,000 issue of 6% Debentures, (CUSIP No. 149123AP6) due May 1, 2007. The debentures will be redeemed on August 16, 2003, the redemption date, at 100% par value, plus accrued interest. This redemption allows Caterpillar to retire high-interest outstanding debt using either available cash or low-interest commercial paper, or both.

Payment of the redemption price will be made at the offices of Citibank, N.A., the Trustee for the debentures, upon surrender of the debentures by mail or by hand to Citibank, N.A., Agency and Trust Services, 111 Wall Street, 15th Floor, New York, NY 10043.

For more than 75 years, Caterpillar Inc. has been building the world's infrastructure and, in partnership with its worldwide dealer network, is driving positive and sustainable change in every continent. With 2002 sales and revenues of $20.15 billion, Caterpillar is a technology leader and the world's leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. More information is available at http://www.cat.com.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.

July 17, 2003	By:	/s/ James B. Buda
James B. Buda Vice President